EWRX Internet Systems Inc.

445 Apple Creek Blvd, Suite218, Markham, Ontario, Canada, L3R 9X7

Tel: 416-721-0557 Fax: 416-298-6825

AGREEMENT

This agreement is entered into as of Sept 1, 2004 between EWRX Internet Systems Inc. ("EWRX") and Liming Wang. This Agreement represents the definitive understanding for the advancement of funds from Liming Wang to EWRX.

Term of Agreement

This Agreement shall commence on Sept 1, 2004 and shall be terminated on April 30, 2005 unless Liming Wang is willing to prolong the agreement to a mutually agreed upon date.

1. Liming Wang will provide CA$ 60,000 in September 2004 to help EWRX to clean up the remaining debts and complete SEC filing.
2. EWRX will repay Liming Wang CA$ 60,000 and will issue 3% shares to Liming Wang by April 30th, 2005 or any such date further to April 30th, 2005 as mutually agreed to by both parties. EWRX guarantees the value of the shares to be no less than CA$10,000. In the event that the share value is less than CA$10,000 by the repayment date, Liming Wang may elect to accept cash payment of CA$10,000 in lieu of shares issued.
3. Liming Wang may also elect to receive 15% Shares of EWRX by April 2005 in lieu of accepting cash and share repayment.
4. Liming Wang may assign this Agreement to a third party at any time prior to April 30th, 2004. In this event, EWRX will honor the terms as stated.

This is the complete understanding between the parties as at the above date as witnessed by the signatures appended hereto:

Jessica Q, Wang
CEO
EWRX Internet Systems Inc.

Liming Wang